Exhibit 99.1

Notice of Retirement Plan Blackout Period to

Directors and Executive Officers of AbbVie Inc.

As a director or executive officer of AbbVie Inc. (“AbbVie”), you are subject to restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and Rule 104 of Regulation BTR under the Securities Exchange Act of 1934 (“Regulation BTR”).  Those restrictions prohibit certain transactions in AbbVie securities during retirement plan blackout periods.

In April 2021, the AbbVie Savings Plan (the “Savings Plan”) and the AbbVie Puerto Rico Savings Plan (the “PR Savings Plan”) (collectively, the “Plans,” and each, individually, a “Plan”) will undergo a recordkeeper change, the Savings Plan will undergo a trustee change, and the PR Savings Plan will undergo a custodian change.  During this transition, Plan participants will be unable to engage in transactions involving the assets held in their Plan accounts, including changing contribution rates, directing or diversifying investments (including investments in AbbVie common stock), and obtaining Plan loans, withdrawals, and distributions. The transition period is called a “Blackout Period.” The Plan participants and beneficiaries were notified of the Blackout Period on February 26, 2021.

The Blackout Period is expected to begin on March 29, 2021 at 3:00 p.m. CT and to end during the week of April 11, 2021.

This Blackout Period is separate from (but coincides in part with) the quarterly earnings blackout imposed under AbbVie’s general insider trading policy, which disallows certain transactions in AbbVie stock during specific periods (in this case, during the month of April 2021 until after the first quarter earnings release). We are required by Sarbanes-Oxley and Regulation BTR to inform you that, during the entire Blackout Period (beginning on the afternoon of March 29), you are generally prohibited from directly or indirectly purchasing, selling, or otherwise transferring any equity security of AbbVie that you received in connection with your AbbVie service, regardless of whether you participate in either of the Plans.

If you have any questions concerning this notice or the Blackout Period, please contact Steve Scrogham by phone at (847) 938-6166, or you may write to AbbVie Inc., 1 North Waukegan Road, North Chicago, Illinois 60064, Attn: Division Counsel, Securities, Finance and Governance.